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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                         ENSTAR INCOME PROGRAM II-2, LP
   ---------------------------------------------------------------------------
                                (Name of Issuer)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
   ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293978607
   ---------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 16, 2002
   ---------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)



------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  293978607                  13G                           Page 2 of 9



------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

      Madison Avenue Investment Partners, LLC
      13-3959673

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      OWNERSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    2,411
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,411
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,411
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    OO*
      *The Reporting Person is a limited liability company.
------------------------------------------------------------------------------

CUSIP No.  293978607                  13G                           Page 3 of 9


------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

      The Harmony Group II, LLC
      13-3959664

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      OWNERSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    2,411
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,411
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,411
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    OO*
      *The Reporting Person is a limited liability company.
------------------------------------------------------------------------------

CUSIP No.  293978607                13G                             Page 4 of 9


------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

      First Equity Realty, LLC
      13-3827931

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      OWNERSHIP OR PLACE OF ORGANIZATION
 4    New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    2,411
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,411
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,411
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    OO*
      *The Reporting Person is a limited liability company.
------------------------------------------------------------------------------

CUSIP No.  293978607                  13G                           Page 5 of 9

------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

      Bryan E. Gordon


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    2,411
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,411
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,411
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    IN

------------------------------------------------------------------------------

CUSIP No.  293978607                  13G                           Page 6 of 9

------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

      Ronald M. Dickerman


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    2,411
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    2,411
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,411
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    IN

------------------------------------------------------------------------------

CUSIP No.  293978607                  13G                           Page 7 of 9



Item 1.           (a)      Name of Issuer:

                           Enstar Income Program II-2, LP

                  (b)      Address of Issuer's Principal Executive Offices:

                           12405 Powerscourt Drive, St. Louis, MO  63131


Item 2.           (a)      Names of Persons Filing:

         The names of the persons filing this Amendment No. 5 to Schedule 13G are Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"); The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"); First Equity Realty, LLC, a New York limited liability company ("First Equity"); Bryan E. Gordon; and Ronald M. Dickerman (collectively, the "Reporting Persons"). MAIP is the controlling person of various entities that are the nominee owners of, or the successors by merger to the assets of nominee owners of, Units of Limited Partnership Interests (the "Units") of the Issuer. These entities are Madison Liquidity Investors 112, LLC, a Delaware limited liability company; Madison Liquidity Investors 111, LLC, a Delaware limited liability company; Madison Liquidity Investors 110, LLC, a Delaware limited liability company; Madison Liquidity Investors 103, LLC, a Delaware limited liability company; and Madison Liquidity Investors 100, LLC, a Delaware limited liability company. None of these nominees beneficially owns 5% or more of the Units.

         The controlling members of MAIP are First Equity, of which Mr. Dickerman is the Managing Director, and Harmony Group, of which Mr. Gordon is the Managing Director.

         The Reporting Persons are making a single joint filing pursuant to Rule 13d-1(k).

                  (b)      Address of Principal Business Office or, if None,
                           Residence:

         The business address of each of the Reporting Persons except First Equity and Mr. Dickerman is P.O. Box 7533, Incline Village, Nevada 89452. The business address of First Equity and Mr. Dickerman is 410 Park Avenue, Suite 540, New York, New York 10022.

                  (c)      Citizenship:

         See Item 2(a) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

                  (d)      Title of Class of Securities:

         Units of limited partnership interests.

                  (e)      CUSIP Number:

                           293977401.

CUSIP No.  293978607                  13G                           Page 8 of 9


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         Not Applicable.


Item 4.           Ownership

         As of July 16, 2002, the Reporting Persons beneficially owned an aggregate of 2,411 Units. This represents beneficial ownership of approximately 8.1% of the issued and outstanding Units. In the aggregate, the Reporting Persons have:

         (i)   Sole power to vote or to direct the vote of 0 Units;

         (ii)  Shared power to vote or to direct the vote of 2,411 Units;

         (iii) Sole power to dispose or to direct the disposition of 0 Units;
               and

         (iv)  Shared power to dispose or to direct the disposition of 2,411
               Units.

         Individual beneficial ownership for each Reporting Person is listed on the cover pages.

Item 5.           Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

         See Item 2(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         See Item 2(a) above.

Item 8.           Identification and Classification of Members of the Group

         Not applicable.


Item 9.           Notice of Dissolution of Group

         Not applicable.

CUSIP No.  293978607                                                Page 9 of 9



Item 10.          Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Pursuant to Rule 13d-1(k), this Amendment No. 5 to Schedule 13G is filed jointly on behalf of each of MAIP, Harmony Group, First Equity, Bryan E. Gordon and Ronald M. Dickerman.

Dated as of:  July 26, 2002


MADISON AVENUE INVESTMENT                  FIRST EQUITY REALTY, LLC
PARTNERS, LLC
By:  The Harmony Group II, LLC,            By:  /s/ Ronald M. Dickerman
     Its Managing Member                        --------------------------------
                                                Ronald M. Dickerman,
       /s/ Bryan E. Gordon                      Managing Director
By:    ----------------------------------
       Bryan E. Gordon, Managing Director

THE HARMONY GROUP II, LLC

By:      /s/ Bryan E. Gordon               /s/ Bryan E. Gordon
      ----------------------------------   -------------------------------------
      Bryan E. Gordon, Managing Director   Bryan E. Gordon


   /s/ Ronald M. Dickerman
----------------------------------------
Ronald M. Dickerman

         Attention: Intentional misstatements or omissions of fact constitute
              Federal criminal violations (See 18 U.S.C. ss. 1001).